Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-182118, 333-129525, 333-128776 and 333-60353) of our report dated April 2, 2018, relating to the consolidated financial statements (and schedule in Item 15) of Birner Dental Management Services, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams LLP

Denver, Colorado
April 2, 2018